Exhibit 99.1

Contact:

Investor Relations

(949) 699-4804

THE WET SEAL, INC. ANNOUNCES FIRST QUARTER

FISCAL 2005 FINANCIAL RESULTS

FOOTHILL RANCH, Calif.—(BUSINESS WIRE)— May 26, 2005 — Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) announced today a net loss from continuing operations of $8.6 million, or $0.23 per share for the 13-week period ended April 30, 2005. Included in the loss was a $5.2 million charge associated with its previously announced store closures. The current quarter loss from continuing operations compares to a net loss from continuing operations of $15.6 million, or $0.52 per share for the same period last year. Prior year’s net loss included a tax benefit of $8.9 million. The Company ceased recognizing tax benefits related to its operating losses beginning with its second quarter last year. Results for the 13-week period last year have been restated in connection with the Company’s review of lease accounting transactions. The current quarter net loss included $0.5 million in non-cash stock compensation charges and $1.0 million in non-cash interest charges. Last year’s results, in addition to its loss from continuing operations, had a $4.4 million, or $0.15 per share, loss from discontinued operations related to its former Zutopia stores.

Net sales for the 13-weeks ended April 30, 2005 were $103.8 million, compared with net sales of $99.9 million for the same period last year, a 3.9 percent increase. Sales increased over the same period a year ago despite the significant reduction in store count, primarily related to the closure of 153 Wet Seal stores. The sales increase was a result of a comparable store sales increase from continuing operations of 29.8 percent for the 13-week period ended April 30, 2005. Last years’ comparable store sales declined 17.2 percent for the same 13-week period.

During the 13-week period ended April 30, 2005, the Company opened 1 Arden B. store, closed 101 Wet Seal and 4 Arden B. stores. At April 30, 2005, the Company operated 307 Wet Seal stores and 91 Arden B. stores.

Financial and Operating Summary for

the 13-Week Period Ended April 30, 2005

Net sales for the 13-weeks ended April 30, 2005 were $103.8 million, compared with net sales of $99.9 million for the same period last year, a 3.9 percent increase. Although the company closed 153 Wet Seal stores, sales increased over the prior year’s quarter due to the significant increase in comparable store sales. The growth in comparable store sales was driven by increased transaction counts in both the Wet Seal and Arden B. businesses.

Gross profit margin dollars increased $18.3 million over last year and, as a percentage of sales, increased in excess of a 1,700 basis points to 31.4%. A number of factors contributed to the improvement: 1) higher average store sales due to comparable store sales growth 2) the closing of 153 low volume, unprofitable stores 3) leveraged benefits, primarily on occupancy costs, due to increased sales volume and 4) lower markdown volume in the Wet Seal division.

Selling, General and Administrative (SG&A) expenses decreased 12.5% to $34.2 million, or 32.9% of sales for the 13-week period ended April 30, 2005 compared to $39.1 million, or 39.1% of sales for the same period a year ago. Store level operating expenses decreased $5.6 million to 24.5% of sales, or 650 basis points from a year ago. The decrease in store operating expenses over last year was centered in the Wet Seal division and primarily due to the closing of 153 low volume Wet Seal stores, the discontinuance of its in-store fashion and entertainment network, Seal TV, and changes in its store staffing model. In addition, sales volume leverage on operating costs also contributed to the operating expense ratio improvement. General and administrative expenses increased approximately $0.7 million over last year to $8.8 million. As a percent to sales, general and administrative expenses were 8.5%, or 40 basis points higher than a year ago. Though the Company realized approximately $0.5 million of lower spending for salary and wages, this was more than offset by increased stock compensation expense, incentive compensation due to operating performance improvements, legal costs associated with the Company’s class action litigation and formal SEC investigation and a severance charge for a former executive vice president.

The Company previously announced it would close approximately 150 Wet Seal stores as part of management’s effort to return the Company to profitability. The Company closed 153 stores and completed the store closings previously announced on March 5, 2005. For the 13-week period ending April 30, 2005, the Company recognized $5.2 million in store closure costs associated with the closure of 50 Wet Seal Stores during the quarter. The store closure costs consisted of $4.9 million for estimated lease termination costs.

The Company had net interest expense of approximately $1.8 million for the first quarter ended April 30, 2005 versus approximately $0.2 million of interest income a year ago. Interest expense increased significantly as a result of the placement of an $8.0 million term loan in September 2004, a $10.0 million bridge loan in November 2004, $56.0 million of convertible notes issued January 14, 2005 and amortization of financing costs associated with the debt placements. Interest expense, other than interest expense for the Company’s bridge loan of approximately $1.0 million and term loan and commitment fees on its senior revolver credit facility of approximately $0.3 million, was non-cash related either in the form of capitalized interest or amortization of debt discount and deferred financing charges. The Company’s bridge loan facility and accrued interest were paid off May 3, 2005 in conjunction with the Company’s previous announcement of its sale of convertible preferred stock.

The Company discontinued recognizing income tax benefits in its results of operations until it is determined that it is more likely than not that the Company will generate sufficient taxable income to realize the deferred income tax assets.

The Company’s cash position at April 30, 2005 was $46.4 million, a decline of $25.3 million from the cash position at January 31, 2005. The decline in the cash position was principally due to lease termination payments of $8.0 million, inventory buildup net of trade credit of $14.3 million and capital expenditures primarily for new store development and relocations of $2.4 million. Merchandise payables, as a percent of inventory, was 30.3% versus 56.8% at January 31, 2005. The decrease in the merchandise payable to inventory ratio was due to shorter credit terms with the majority of the Company’s merchandise suppliers.

Fiscal 2005 Outlook

The Company is currently not providing any go forward estimates for operating results, however the following should be noted:

•	Subsequent to April 30, 2005 the Company’s cash position improved as a result of its closing of a previously announced $31.0 million preferred stock financing. The Company received, after retiring its $10.0 million bridge loan facility and accrued interest, approximately $18.9 million in proceeds before transaction expenses. The additional funds and the current trend of the Company’s business have significantly improved its liquidity position.

•	The Company anticipates it will continue to have significant non-cash stock compensation charges associated with stock grants to its board of directors, employees and consultants.

•	The Company previously reported it anticipated incurring interest expense of approximately $12.1 million for the Company’s fiscal year ending January 31, 2006, a result of the series of debt financings and related transaction costs during fiscal 2004. As a result of the retirement of its bridge loan facility, the Company now anticipates it will incur net interest charges for its fiscal year ending January 31, 2006 of approximately $6.0 million. Approximately $4.3 million of projected interest expense will have no cash effect for the 52-week period ending January 31, 2006.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The Company currently operates a total of 398 stores in 46 states, the District of Columbia and Puerto Rico, including 307 Wet Seal stores and 91 Arden B. stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.

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THE WET SEAL, INC.

Statement of Operations

(Unaudited)

(000’s Omitted, except share data)

	Quarter Ended
	April 30, 2005	May 1, 2004
		(As Restated)
Net Sales	$103,824	$99,877
Cost of sales	71,271	85,640

Gross margin	32,553	14,237
Selling, general and administrative expenses	34,185	39,075
Store closure costs	5,151	—

Operating loss	(6,783)	(24,838)
Interest (expense) income, net	(1,767)	246

Loss before benefit for income taxes	(8,550)	(24,592)
Benefit for income taxes	—	(8,787)

Loss from continuing operations	(8,550)	(15,805)
Loss from discontinued operations, net of taxes	—	(4,167)

Net loss	$(8,550)	$(19,972)

Net loss per share, basic:
Continuing operations	$(0.23)	$(0.52)
Discontinued operations	$—	$(0.14)

Net loss	$(0.23)	$(0.66)

Net loss per share, diluted:
Continuing operations	$(0.23)	$(0.52)
Discontinued operations	$—	$(0.14)

Net loss	$(0.23)	$(0.66)

Weighted average shares outstanding, basic	36,672,903	30,118,007

Weighted average shares outstanding, diluted	36,672,903	30,118,007

THE WET SEAL, INC.

Consolidated Balance Sheets

(Unaudited)

(000’s Omitted)

	April 30, 2005	January 31, 2005
		(As Restated)
ASSETS
Cash and cash equivalents	$46,363	$71,702
Income tax receivable	419	547
Merchandise inventory	32,665	18,372
Other current assets	6,510	6,896

Total current assets	85,957	97,517
Equipment and leasehold improvements, net	53,666	53,991
Deferred financing costs	4,995	4,836
Goodwill	5,984	5,984
Other assets	1,605	1,595

Total assets	$152,207	$163,923

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable - merchandise	$10,791	$10,435
Accounts payable - other	7,350	9,941
Accrued liabilities	37,539	39,557
Bridge loan payable	11,671	10,577

Total current liabilities	67,351	70,510
Long-term debt	8,000	8,000
Secured convertible notes	12,272	11,811
Deferred rent	30,097	31,124
Other long-term liabilities	2,924	2,873

Total liabilities	120,644	124,318

Total stockholders’ equity	31,563	39,605

Total liabilities and stockholders’ equity	$152,207	$163,923